Exhibit 23.4

CONSENT OF TETRA TECH MM, INC.

Tetra Tech MM, Inc. (Tetra Tech) hereby consents to the use by Sunshine Silver Mines Corporation in connection with its Registration Statement on Form S-1 and related prospectus dated May 31, 2013 (the “Registration Statement”), of the Tetra Tech reports concerning the Sunshine Mine and the Los Gatos Project and all information derived from its reports.

Tetra Tech also consent to all references to itself in the prospectus contained in such Registration Statement, including under the heading “Experts.”

/s/ Tetra Tech MM, Inc.

Date: May 31, 2013	TETRA TECH MM, INC.